Exhibit 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc. SM	Dan Rollins
4295 San Felipe	Senior Vice President
Houston, Texas 77027	713.693.9300
dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC. SM

FIRST QUARTER EARNINGS UP 42.3%

Q1 Diluted Earnings Per Share up 22.2% to $0.33

HOUSTON, April 14, 2003. Prosperity Bancshares, Inc. SM (Nasdaq: PRSP), the parent company of Prosperity Bank SM, reported record net income for the first quarter of 2003 totaling $6.389 million, an increase of $1.898 million or 42.3 percent, compared with $4.491 million for the same period in 2002. Diluted earnings per share increased $0.06 or 22.2 percent to $0.33 for the three months ended March 31, 2003 compared with $0.27 for the three months ended March 31, 2002.

Strong growth in average earning assets was the primary factor contributing to higher earnings for the first three months of 2003 when compared to the same period last year.

In reviewing the first quarter, Prosperity’s President and Chief Executive Officer David Zalman said, “We are pleased to report that despite historically low interest rates and the attendant margin compression, our earnings for the first quarter of 2003 continued to show the strength that we reported in 2002. We believe we have the right strategies, controls, capital, and people to achieve our strategic goals and remain on track. We continue to be excited about our Company’s future.”

“We continue to expand our footprint in the Dallas/Fort Worth Metroplex. We believe our pending acquisitions of Abrams Centre National Bank and BankDallas will further enhance our franchise value by expanding our presence in one of the most vibrant markets in the nation,” commented Ned S.

Holmes, Prosperity’s Chairman of the Board.

“We remain comfortable with the current estimates from analysts that report through First Call and project that we will earn between $1.32 and $1.35 per diluted share in 2003,” added David Hollaway, Prosperity’s Chief Financial Officer.

“We kicked off our ‘Real Bankers . . . not just a Bank’ marketing campaign during the first quarter and are pleased with the increased visibility we are enjoying in the Greater Houston Metropolitan Area,” added H. E. “Tim” Timanus, Jr., President and Chief Operating Officer of Prosperity Bank SM.

Results of Operations for the three months ended March 31, 2003

For the three months ended March 31, 2003, net income was $6.389 million compared with $4.491 million for the same period in 2002. Net income per diluted common share was $0.33 for the three months ended March 31, 2003 compared with $0.27 for the same period in 2002. Return on average assets and average common shareholders’ equity for the three months ended March 31, 2003 was 1.40 percent and 16.19 percent, respectively.

Net interest income for the quarter ended March 31, 2003 increased 34.2 percent, to $16.131 million from $12.024 million during the same period in 2002. The increase was attributable primarily to a 38.1 percent increase in average earning assets and was partially offset by a continuing reduction of the net interest margin.

Non-interest income increased 76.8 percent to $3.821 million for the three months ended March 31, 2003 compared with the same period in 2002.

Non-interest expense for the first quarter of 2003 was $10.500 million, up 37.0 percent compared to the first quarter of 2002. These expenses reflect the Company’s commitment to expanding its franchise with the additional banking centers acquired last year along with related acquisition expenses and a commitment to improving technology, all of which are designed to support the Company’s future growth. The Company achieved an excellent efficiency ratio of 51.24 percent for the first quarter of 2003 compared to 52.34 percent for the first quarter of 2002.

Total loans were $656.568 million at March 31, 2003, an increase of $235.652 million or 56.0 percent from March 31, 2002, and a decrease of $22.991 million or 3.4 percent from December 31, 2002.

Non-performing assets were $3.459 million or 0.53 percent of loans and other real estate at March 31, 2003, compared with $68,000 or 0.02 percent of loans and other real estate at March 31, 2002 and $2.610 million or 0.38 percent of loans and other real estate at December 31, 2002. Net charge-offs were 0.06 percent of average loans for the first quarter of 2003, compared with net recoveries of (0.01) percent of average loans for the same period in 2002.

“While non-performing loans are still at a higher level than we prefer, we are actively managing them and charge-offs remain at low levels. We continue to experience loan payoffs in the low interest rate environment as we remain unwilling to jeopardize our net interest margin by reducing loan rates to marginally profitable levels,” commented Randy D. Hester, Chief Lending Officer of Prosperity Bank SM.

At March 31, 2003, Prosperity had $1.879 billion in total assets, $656.568 million in loans, $1.634 billion in deposits, and more than 125,000 deposit and loan accounts. Assets, loans and deposits at March 31, 2003 grew by 45.7 percent, 56.0 percent and 43.1 percent respectively, compared with their levels at March 31, 2002.

Conference Call

Prosperity has scheduled a conference call to discuss its First Quarter Earnings Announcement for 10:30 AM, Central Standard Time on Monday, April 14, 2003. Participants will include David Zalman, President and Chief Executive Officer; Tim Timanus, Executive Vice President and Chief Operating Officer; David Hollaway, CPA, Chief Financial Officer; and Dan Rollins, Senior Vice President. Interested parties may listen live over the Internet at www.prosperitybanktx.com or by calling 1-800-223-9488.

Proposed Acquisition of Abrams Centre National Bank

Prosperity’s proposed acquisition of Abrams Centre National Bank, Dallas, Texas, was announced on February 3, 2003. Under terms of the deal, Prosperity will pay approximately $16.3 million for all outstanding shares of Abrams Centre Bancshares, Inc.

Abrams Centre Bancshares, a subsidiary of MB Financial, Inc. (NASDAQ: MBFI) operates two (2) banking offices in the greater Dallas metropolitan area. At March 31, 2003, Abrams Centre had total assets of $96.6 million, loans of $31.7 million, deposits of $70.8 million and shareholders’ equity of $14.0 million.

Both current Abrams Centre locations will be converted into full service banking centers of Prosperity Bank upon consummation of the transaction. All necessary regulatory approvals have been received.

Proposed Acquisition of BankDallas

Prosperity’s proposed acquisition of BankDallas was announced on March 5, 2003. Under terms of the deal, Prosperity will pay approximately $7.0 million for all outstanding shares of Dallas Bancshares Corporation.

BankDallas operates one (1) banking office in central Dallas, which will become a full service banking center of Prosperity Bank SM upon consummation of the transaction. At March 31, 2003, BankDallas had total assets of $42.0 million, loans of $28.3 million, deposits of $37.6 million and shareholders’ equity of $4.3 million.

Prosperity Bancshares, Inc. SM, formed in 1983, is a $1.9 billion bank holding company headquartered in Houston, Texas. Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com, Trust and Financial Services, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. The company currently operates forty-two (42) full service banking locations in fifteen contiguous counties including the Greater Houston Metropolitan Area, and in Dallas. (Angleton, Bay City, Beeville, Clear Lake, Cleveland, Cuero, Cypress, Dayton, Dallas—Camp Wisdom, Dallas—Westmoreland, East Bernard, Edna, El Campo, Fairfield, Galveston, Goliad, Hitchcock, Houston—Aldine, Houston—Bellaire, Houston—CityWest, Houston—Copperfield, Houston—Downtown, Houston—Gladebrook, Houston—Highway 6, Houston—Medical Center, Houston—Memorial, Houston—Post Oak, Houston—River Oaks, Houston—Tanglewood, Houston -Waugh Drive, Houston—Woodcreek, Liberty, Magnolia, Mathis, Mont Belvieu, Needville, Palacios, Sweeny, Victoria, West Columbia, Wharton and Winnie.)

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions’ estimates and projections about Prosperity Bancshares, Inc. SM and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether we can: continue to sustain our current internal growth rate or our total growth rate; successfully close and integrate acquisitions; continue to provide products and services that appeal to our customers; continue to have access to the debt and equity capital we need to sustain our growth; and achieve our sales objectives. Other risks include the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in our most recent Annual Report of Form 10-K .

Copies of Prosperity Bancshares, Inc.’s SM SEC filings may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at www.freeedgar.com.

Prosperity Bancshares, Inc. SM

Financial Highlights (Unaudited)

(Dollars in thousands)

	Three Months Ended		Years Ended
	Mar 31, 2003	Mar 31, 2002	Dec 31, 2002	Dec 31, 2001
Balance Sheet Averages
Investment securities	$989,803	$774,623	$818,362	$666,242
Total loans	666,870	417,098	524,885	419,552
Fed funds sold and other earnings	11,916	16,290	20,956	30,478

Total earning assets	1,668,589	1,208,011	1,364,203	1,116,272
Allowance for credit losses	(9,567)	(6,043)	(7,350)	(5,586)
Cash and due from banks	48,736	28,610	36,200	28,816
Core deposit intangibles (CDI) and goodwill	72,311	22,620	38,531	23,229
Other real estate	144	0	144	0
Other assets	49,496	27,129	38,133	28,459

Total assets	$1,829,709	$1,280,327	$1,469,861	$1,191,190

Non-interest bearing deposits	$305,852	$180,491	$230,326	$181,228
Interest bearing deposits	1,291,116	959,113	1,070,559	879,967

Total deposits	1,596,968	1,139,604	1,300,885	1,061,195
Fed funds purchased & other interest bearing liabilities	30,913	13,933	16,435	17,219
Other liabilities	10,970	7,023	9,557	8,582
Company obligated mandatorily redeemable trust preferred securities of subsidiary trusts	33,000	27,000	28,750	18,875
Shareholders’ equity	157,858	92,767	114,234	85,319

Total liabilities and equity	$1,829,709	$1,280,327	$1,469,861	$1,191,190

Prosperity Bancshares, Inc. SM

Financial Highlights (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Three Months Ended
	Mar 31, 2003	Mar 31, 2002	Dec 31, 2002	Dec 31, 2001
Income Statement Data
Interest on loans	$11,430	$7,756	$12,385	$8,153
Interest on securities	10,742	10,558	10,319	10,728
Interest on fed funds sold and other earning assets	40	66	133	75

Total interest income	22,212	18,380	22,837	18,956
Interest expense	6,081	6,356	6,828	7,518

Net interest income (A)	16,131	12,024	16,009	11,438
Provision for credit losses	120	120	650	650

Net interest income after provision for loan losses	16,011	11,904	15,359	10,788
Service charges on deposit accounts	3,255	1,858	3,467	2,029
Other income	566	303	681	281

Total non-interest income	3,821	2,161	4,148	2,310
Salaries and benefits	5,407	3,909	5,111	3,196
Core deposit intangible (CDI) and goodwill amortization	193	0	162	341
Minority interest trust preferred securities	569	498	586	529
Other expenses	4,331	3,255	4,301	3,295

Total non-interest expenses	10,500	7,662	10,160	7,361
Net earnings before taxes	9,332	6,403	9,347	5,737
Federal income taxes	2,943	1,912	2,965	1,747

Net earnings available to common shareholders	$6,389	$4,491	$6,382	$3,990

Basic earnings per share	$0.34	$0.28	$0.34	$0.25
Diluted earnings per share	$0.33	$0.27	$0.33	$0.24

(A) Net interest income on a tax equivalent basis would be $16,696 and $12,531 for the three months ended March 31, 2003 and 2002, respectively and $16,568 and $11,908 for the three months ended December 31, 2002 and 2001, respectively.

Prosperity Bancshares, Inc. SM

Financial Highlights (Unaudited)

(Dollars and share amounts in thousands, except per share data)

	Three Months Ended		Three Months Ended
	Mar 31, 2003	Mar 31, 2002	Dec 31, 2002	Dec 31, 2001
Common Share and Other Data
Employees—FTE	496	314	501	312

Book value per share	$8.46	$5.71	$8.19	$5.47
Tangible book value per share	$4.65	$4.32	$4.36	$4.08

Period end shares outstanding	18,943	16,240	18,896	16,210
Weighted average shares outstanding (basic)	18,916	16,222	18,888	16,202
Weighted average shares outstanding (diluted)	19,209	16,552	19,208	16,532

Non-accrual loans	$2,630	$1	$1,125	$1
Accruing loans 90 days or more days past due	247	67	120	0
Other non-performing loans	0	0	1,100	0
Restructured loans	0	0	0	0

Total non-performing loans	2,877	68	2,345	1
Repossessed Assets	55	0	46	4
Other real estate	527	0	219	0

Total non-performing assets	$3,459	$68	$2,610	$5

Allowance for credit losses at end of period	$9,318	$6,126	$9,580	$5,985
Net charge-offs	$383	$(21)	$123	$183

Prosperity Bancshares, Inc. SM

Financial Highlights (Unaudited)

	Three Months Ended		Year Ended
	Mar 31, 2003	Mar 31, 2002	Dec 31, 2002
Performance Ratios
Return on average assets (annualized)	1.40%	1.40%	1.45%
Return on average common equity (annualized)	16.19%	19.36%	18.66%
Net interest margin (tax equivalent) (annualized)	4.00%	4.15%	4.16%
Efficiency ratio (B)	51.24%	52.34%	50.36%
Diluted earnings per share	$0.33	$0.27	$1.22

Asset Quality Ratios
Non-performing assets to average earning assets	0.21%	0.01%	0.19%
Non-performing assets to loans and other real estate	0.53%	0.02%	0.38%
Net charge-offs to average loans	0.06%	(0.01%)	0.03%
Allowance for credit losses to total loans	1.42%	1.46%	1.41%

Common Stock Market Price
High	$19.77	$16.28	$19.95
Low	$16.30	$13.48	$13.48
Period end market price	$16.58	$16.28	$19.00

(B) Calculated by dividing total non-interest expense (excluding securities losses and credit loss provisions) by net interest income plus non-interest income. Note: The trust preferred securities expense is treated as interest expense for this calculation. Additionally, taxes are not part of this calculation.

Prosperity Bancshares, Inc. SM

Financial Highlights (March 31, 2003 and March 31, 2002 Unaudited)

(Dollars in thousands)

	Mar 31, 2003	Dec 31, 2002	Mar 31, 2002
Balance Sheet Data (at period end)
Investment securities	$1,056,349	$950,317	$797,519
Total loans	656,568	679,559	420,916
Fed funds sold and other earning assets	3,537	14,491	891

Total earning assets	1,716,454	1,644,367	1,219,326
Allowance for credit losses	(9,318)	(9,580)	(6,126)
Cash and due from banks	52,859	66,806	26,131
Core deposit intangibles (CDI) and goodwill	72,225	72,410	22,641
Other real estate	527	219	0
Other assets	46,639	48,034	27,665

Total assets	$1,879,386	$1,822,256	$1,289,637

Non-interest bearing deposits	$312,104	$327,699	$179,010
Interest bearing deposits	1,322,161	1,258,912	963,351

Total deposits	1,634,265	1,586,611	1,142,361
Fed funds purchased and other interest bearing liabilities	39,966	37,939	19,142
Other liabilities	11,891	9,967	8,353
Company obligated mandatorily redeemable trust preferred securities of subsidiary trusts	33,000	33,000	27,000
Shareholders’ equity	160,264	154,739	92,781

Total liabilities and equity	$1,879,386	$1,822,256	$1,289,637

Prosperity Bancshares, Inc. S M

Financial Highlights (Unaudited)

	Three Months Ended
	Mar 31, 2003	Dec 31, 2002	Sep 30, 2002	Jun 30, 2002
Comparative Quarterly Asset Quality, Performance & Capital Ratios
Return on average assets (annualized)	1.40%	1.43%	1.54%	1.43%
Return on average common equity (annualized)	16.19%	16.72%	19.43%	20.16%
Return on average tangible equity (annualized)	29.87%	30.50%	28.83%	27.20%
Net interest margin (tax equivalent) (annualized)	4.00%	4.08%	4.23%	4.21%
Efficiency ratio	51.24%	48.92%	48.90%	52.06%
Non-performing assets to loans and other real estate	0.53%	0.38%	0.12%	0.09%
Net charge-offs / (recoveries) to average loans	0.06%	0.02%	0.02%	(0.02%)
Allowance for credit losses to total loans	1.42%	1.41%	1.26%	1.43%
Tier 1 risk-based capital	14.93%	14.10%	15.44%	17.03%
Total risk-based capital	16.10%	15.30%	16.52%	18.24%
Tier 1 leverage capital	6.73%	6.56%	8.31%	7.37%
Equity to assets	8.52%	8.49%	8.85%	7.16%

Prosperity Bancshares, Inc. SM Supplemental

Financial Data (Unaudited)

(Dollars in thousands)

	Three Months Ended Mar 31, 2003
	Average Balance	Interest Income/ Interest Expense	Yield/Rate
YIELD ANALYSIS
Interest earning assets:
Federal funds sold	$11,916	$40	1.34%
Investment securities	989,803	10,742	4.34%
Loans	666,870	11,430	6.86%

Total interest earning assets	1,668,589	$22,212	5.32%

Non-interest earning assets	170,687
Allowance for credit losses	(9,567)

Total assets	$1,829,709

Interest Bearing Liabilities:
Interest bearing demand deposits	$335,352	$1,001	1.19%
Savings and money market deposits	376,989	947	1.00%
Certificates and other time deposits	578,775	3,878	2.68%
Federal funds purchased and other borrowings	30,913	255	3.30%

Total Interest Bearing Liabilities	1,322,029	$6,081	1.84%

Non-interest Bearing Liabilities:
Non-interest bearing demand deposits	305,852
Trust preferred securities	33,000
Other liabilities	10,970

Total liabilities	1,671,851
Shareholders’ equity	157,858

Total Liabilities and Shareholders’ Equity	$1,829,709

Net Interest Income & Margin		$16,131	3.87%
Net Interest Income & Margin (tax equivalent)		$16,696	4.00%

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